 EXHIBIT 10.121

THIRD AMENDMENT TO INDUSTRIAL BUILDING LEASE

THIS  THIRD  AMENDMENT  TO  INDUSTRIAL  BUILDING  LEASE  (this “Amendment”) is made and entered into as of December 23, 2025, by and between ATLANTA NLM TT, LLC, a Delaware limited liability company (“Landlord”), and GUIDED THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord, as ultimate successor-in-interest to Cobalt Industrial REIT, and Tenant are parties to that certain Industrial Building Lease dated October 2, 2009 (the “Original Lease”), as amended by that certain First Amendment to Lease dated February 23, 2018, and as further amended by that certain Second Amendment to Industrial Building Lease dated October 27, 2020 (the “Second Amendment”; collectively, as so amended, the “Existing Lease”; the Existing Lease, as amended by this Amendment, the “Lease”), whereby Tenant leases certain premises in the building located at 5835 Peachtree Corners East, Norcross, Georgia 30092 (the “Building”), consisting of approximately 12,835 rentable square feet of space in the Building known as Suite B, which premises are more particularly described in the Existing Lease (the “Premises”);

WHEREAS, the Term of the Lease is scheduled to expire on May 31, 2026, and the parties desire to extend the Term of the Lease to July 31, 2031; and

WHEREAS, Landlord and Tenant desire to evidence such extension of the Term of the Lease and to amend certain other terms and conditions of the Existing Lease by means of this Amendment.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Existing Lease is hereby amended, and the parties hereto do hereby agree as follows:

1. Recitals; Capitalized Terms. The recitals set forth herein above are incorporated herein as if restated in their entireties. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Existing Lease.

2. Extension of Lease Term. The Term is hereby extended for a period of sixty-two (62) months (the “Third Amendment Extension Term”) commencing on June 1, 2026 (the “Third Amendment Extension Term Commencement Date”) and expiring at 5:00 p.m. on July 31, 2031, unless sooner terminated or extended pursuant to the terms of the Lease. All references in the Lease to the “Term” shall hereafter be deemed to include the Third Amendment Extension Term and all references in the Lease to the “Expiration Date” shall hereafter be deemed to mean July 31, 2031. Tenant shall remain subject to all the terms and conditions of the Lease during the Third Amendment Extension Term.

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3. Basic Rent. During the Third Amendment Extension Term, Basic Rent for the Premises shall be as follows:

Period	Annual Rate/RSF	Annualized Basic Rent	Monthly Basic Rent
06/01/2026 – 05/31/2027	$12.85	$164,929.80	$13,744.15
06/01/2027 – 05/31/2028	$13.36	$171,475.56	$14,289.63
06/01/2028 – 05/31/2029	$13.89	$178,278.12	$14,856.51
06/01/2029 – 05/31/2030	$14.45	$185,465.76	$15,455.48
06/01/2030 – 05/31/2031	$15.03	$192,910.08	$16,075.84
06/01/2031 – 07/31/2031	$15.63	$200,611.08	$16,717.59

Notwithstanding the foregoing Basic Rent schedule and the Basic Rent due and payable as set forth in this Amendment, Tenant’s obligation to pay Basic Rent shall be conditionally abated for the initial two (2) full calendar months of the Third Amendment Extension Term (the “Third Amendment Basic Rent Extension Abatement Period”) in the amount of $13,744.15 per month, for a total of $27,488.30. During the Third Amendment Basic Rent Extension Abatement Period, Tenant’s obligation to pay Basic Costs and any and all other charges pursuant to the terms of the Lease shall continue in full force and effect without abatement of any kind. The abatement of Basic Rent described above is expressly conditioned on Tenant’s performance of its obligations under the Lease throughout the Term. If there is an Event of Default under the Lease and such Event of Default leads to the enforcement of any remedies against Tenant (including the termination of the Lease prior to the expiration of the Term), then Tenant shall have no right to any such abatement and Tenant shall immediately pay to Landlord on demand, in addition to all other amounts and damages to which Landlord is entitled, the amount of Basic Rent which would otherwise have been due and payable during any portion of the Third Amendment Basic Rent Extension Abatement Period.

4. Additional Rent. Tenant shall continue to pay, as Additional Rent, Tenant’s Proportionate Share of Basic Costs during the Term, as extended by the Third Amendment Extension Term, in accordance with the terms of the Existing Lease, together with all other sums due and payable under the Lease.

5. Acceptance of Premises. Tenant hereby accepts the Premises in its “AS IS,” “WHERE IS” condition, WITH ALL FAULTS, and without any representations or warranties (express or implied) whatsoever, during the Term, as extended by the Third Amendment Extension Term, and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the Premises, or make any alterations or additions thereto, and Landlord shall have no obligation to provide any tenant improvement allowance, credit, set-off, or other concession to Tenant.

6. Extension Option. Subject to the rights of existing tenants in the Project as of the date of this Amendment, Landlord grants to Tenant one (1) option to extend the Term of the Lease upon and subject to the following terms and conditions:

(a) The period of extension shall be five (5) years, commencing at 12:00 a.m. local time on the day following the expiration date of the Third Amendment Extension Term and expiring at 11:59 p.m. local time on the fifth (5th) anniversary of the expiration date of the Third Amendment Extension Term (such option being hereinafter referred to as the “Extension Option” and its period hereinafter referred to as the “Extension Period”).

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(b) In order to be effective, Tenant must exercise the Extension Option by written notice to Landlord given on or before the date is that is nine (9) months, but not sooner than the date that is twelve (12) months, prior to the expiration date of the Third Amendment Extension Term (the “Exercise Notice”). If Tenant fails timely to give the Exercise Notice, the Extension Option shall lapse unexercised.

(c) The Extension Option shall be applicable to the entire Premises, as it may have been expanded or contracted from time to time pursuant to the terms of the Lease, and may only be exercised with respect to the entire Premises.

(d) If Tenant duly and timely delivers to Landlord the Exercise Notice as set forth in Paragraph 6(b) above, then the terms and conditions of the Lease, as it may have been amended from time to time, shall remain in full force and effect during the Extension Period, except that annual Basic Rent per rentable square foot of the Premises leased by Tenant during the initial twelve (12) months of the Extension Period shall be adjusted at the commencement of the Extension Period to the then “Prevailing Market Rate” (as hereinafter defined) and shall escalate by four percent (4%) at the beginning of each subsequent twelve (12) month period thereafter during the Extension Period. Landlord and Tenant expressly acknowledge and agree, without limiting the generality of the foregoing, that Tenant shall not be entitled to any construction allowance and Landlord shall have no obligation to construct any improvements to the Premises for the Extension Period.

(e) “Prevailing Market Rate” shall mean the then prevailing market rate for monthly rental for leases comparable to the renewal of the Lease for second generation space located in similar industrial buildings in the market area of the Building comparable to the Premises and for a term equal to the term of the Extension Period, taking into account the creditworthiness of Tenant. The Prevailing Market Rate shall be determined between Landlord and Tenant by mutual agreement in good faith. Notwithstanding the foregoing to the contrary, in no event shall the annual Base Rent per rentable square foot of the Premises for the first (1st) year of the Extension Period be less than 104% of the rate in effect under the Lease immediately prior to the commencement of the Extension Period (the “Floor Rate”). In the event a final determination pursuant to this Paragraph 6(e) of the Prevailing Market Rate would set the annual Basic Rent per rentable square foot of the Premises under the Lease at an amount lower than the Floor Rate, such determination shall be disregarded and the annual Basic Rent per rentable square foot of the Premises under the Lease for such year of the Extension Period shall be the Floor Rate, and shall escalate each year thereafter in accordance with Paragraph 6(d) above. If Landlord and Tenant have not agreed upon the Prevailing Market Rate and executed a written amendment to the Lease setting forth the terms and conditions of the lease of the Premises during the Extension Period within sixty (60) days after Landlord's receipt of Tenant’s Exercise Notice then (i) the Exercise Notice shall be null and void and of no further force or effect, (ii) neither Landlord nor Tenant shall have any further duty to continue such negotiations nor any further liability to the other with respect to the negotiations pursuant to the Exercise Notice and (iii) this Extension Option shall terminate and Tenant shall have no further right or option to extend the Term pursuant to this Extension Option.

(f) Notwithstanding anything in this Extension Option to the contrary, Tenant shall have no right to exercise the Extension Option nor shall Landlord have any obligation to enter into a lease for the Extension Period with Tenant, at any time after which (i) a default has occurred with respect to Tenant under the Lease, (ii) the Lease is not in full force and effect, (iii) Tenant has assigned the Lease or entered into a sublease for all or any portion of the Premises, or (iv) Tenant is in default under any other written agreement with Landlord.

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7. Utilities. Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, such information as Landlord may specify in its request as necessary to monitor and document the consumption and usage of utilities within the Premises, including, without limitation, copies of utility bills for those utilities that are separately metered or sub-metered to the Premises. Additionally, Tenant hereby authorizes Landlord and/or its property manager to contact Tenant’s utility providers when and as needed to obtain usage data for the Premises, and Tenant shall reasonably cooperate with Landlord in its efforts to obtain such data from the provider. Without limitation of the foregoing, Tenant agrees to execute and deliver to Landlord, within ten (10) days after Landlord’s request, such form(s) of release or authorization as the particular utility provider may require to authorize Landlord to obtain information regarding Tenant’s utility usage from such provider. In addition, if Landlord elects to cause the Premises to be separately metered or sub-metered for all or any utilities, Landlord shall have the right to install such separate meter or sub-meter, at Landlord’s sole cost and expense, and Landlord and its employees, agents and contractors shall have the right to enter the Premises for the purpose of such installation(s).

8. Force Majeure. Landlord and Tenant hereby acknowledge and agree that the list of force majeure events in clause (a) of Section 26.14 of the Original Lease shall be deemed to include pandemics, endemics, epidemics and other public health emergencies.

9. Landlord’s Addresses. As of the date of this Amendment, Landlord’s addresses for notices and the payment of rent and all other sums set forth in the Lease shall be deleted in their entireties and the following new addresses shall be inserted in lieu thereof (and, for the avoidance of doubt, Tenant must pay Rent and all other sums via wire/ACH or Landlord’s tenant portal unless otherwise instructed by Landlord):

For Notices:	Atlanta NLM TT, LLC
c/o Investcorp International Realty, Inc. 280 Park Avenue, 36th Floor New York, New York 10017 Attention: H. Herbert Myers
With a copy to: c/o Taurus Investment Holdings, LLC Two International Place, Suite 2710 Boston, Massachusetts 02110 Attn: Michael Ostiguy

For Payment of rent:	By wire:
[available upon request from Tenant to Landlord]

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10. Prior Rights. Notwithstanding anything in the Lease to the contrary, all renewal options (including, without limitation, Paragraph 6 and Exhibit B to the Second Amendment and Article XXVII of the Original Lease), expansion options, rights of first refusal (including, without limitation, Article XXVIII of the Original Lease), rights of first offer, termination or contraction rights or options, rental concessions, allowances and other similar options or rights afforded to Tenant under the Existing Lease (if any) are of no further force or effect.

11. Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Seefried Industrial Properties, Inc., which represented Landlord, and Lee & Associates Commercial Real Estate Services – Atlanta, LLC, which represented Tenant, in the negotiating and making of this Amendment, and Tenant agrees to indemnify, defend and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys' fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or the Premises or claiming to have caused Tenant to enter into this Amendment.

12. Ratification of Lease. Tenant hereby affirms that, as of the date hereof, the Lease is in full force and effect, the Lease has not been modified or amended (except as provided in this Amendment), and all of Landlord’s obligations accrued to date have been performed. Tenant hereby ratifies the provisions of the Lease on behalf of itself and its successors and assigns and agrees to attorn and be bound to Landlord and its successors and assigns as to all of the terms, covenants and conditions of the Lease. Tenant further agrees to fulfill all of its obligations under the Lease to Landlord throughout the remainder of the Term, as further extended herein and as may be further extended by agreement of the parties.

13. Authority. The person signing this Amendment on behalf of Tenant hereby represents and warrants that (i) he/she is authorized to execute this Amendment on behalf of Tenant, (ii) he/she possesses the requisite power and authority to bind Tenant to the terms and provisions hereof, (iii) Tenant has taken all actions necessary to authorize the execution, delivery and performance of this Amendment by Tenant, and (iv) Tenant has been duly organized and is qualified or authorized to do business in the State in which the Building is located. Furthermore, Tenant agrees to take any and all necessary action to keep its existence as an entity in good standing throughout the Term, as extended herein and as may be further extended, in the State in which Tenant has been organized as well as to remain qualified to do business within the State in which the Building is located.

14. No Defaults. Tenant hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

15. Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

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16. Entire Agreement. This Amendment represents the entire agreement between the parties with respect to the subject matter hereof. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Premises or the Building other than the Existing Lease and this Amendment. This Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to the matters addressed herein.

17. Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

18. Counterparts; Delivery. This Amendment may be executed in multiple counterparts, all of which together shall constitute one and the same original instrument. Electronic signatures to this Amendment, whether digital or encrypted (including, without limitation, .pdf scan copies, DocuSign signatures and similar formats) as executed by the parties, and regardless of the form of delivery (including but not limited to electronic delivery), shall be deemed and treated as executed originals for all purposes.

19. Confirmation of Lease. Except as expressly amended and modified by this Amendment, the Existing Lease shall otherwise remain unmodified and in full force and effect, and the parties hereto hereby ratify and confirm the same. To the extent of any inconsistency between the Existing Lease and this Amendment, the terms of this Amendment shall control.

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SIGNATURES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment under seal as of the day and year first above written.

LANDLORD: ATLANTA NLM TT, LLC, a Delaware limited liability company

By:
Name:	Heather Mutterperl
Title:	Vice President 12/23/25

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

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[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TENANT: GUIDED THERAPEUTICS, INC., a Delaware corporation

By:
Name:	Mark L. Faupel
Title:	President & CEO

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